Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of The Lion Electric Company (the “Company”) on Amendment No. 1 to Form F-4 of our report dated June 22, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audit of the financial statements of Northern Genesis Acquisition Corp. as of May 31, 2020 and for the period from May 27, 2020 (inception) through May 31, 2020, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, TX

February 10, 2021